Exhibit 99.1

Investor Contact:

Chris Kelley

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2015 Third-Quarter Results

Execution Delivers 5% Sales Growth and 15% Adjusted EBITDA Growth Versus Prior Year

•       Net Sales increased 5 percent to $2,012 million

•       Operating Income improved 28 percent to $229 million

•       Adjusted EBITDA increased 15 percent to $265 million

•       Adjusted Net Income per diluted share increased 61 percent to $0.66 (Net Income per diluted share of $1.24)

ATLANTA, GA — December 8, 2015 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $2.0 billion for the third quarter of fiscal 2015 ended November 1, 2015, an increase of $98 million, or 5.1 percent, as compared to the third quarter of fiscal 2014.  The company believes its sales performance represents growth of approximately 300 basis points in excess of its market growth estimate.

“I am very pleased with the team’s performance in the third quarter.  We delivered 5 percent sales growth, 15 percent Adjusted EBITDA growth and 61 percent Adjusted Net Income per Diluted Share growth despite a challenging environment,” stated Joe DeAngelo, Chairman and CEO of HD Supply.  “We also took action in the third quarter to further enhance our capital structure by redeeming $675 million of debt using the proceeds from the sale of the Power Solutions business unit.  We continue to focus on controllable execution to grow in excess of market estimates, deliver operating leverage and generate cash.”

Gross profit increased $51 million, or 8.3 percent, to $666 million for the third quarter of fiscal 2015 compared to $615 million for the third quarter of fiscal 2014. Gross profit was 33.1 percent of Net sales for the third quarter of fiscal 2015, up approximately 100 basis points from 32.1 percent of Net sales for the third quarter of fiscal 2014. The improvement in Gross margin was primarily driven by category management initiatives and favorable mix of products and services.

Operating income increased $50 million, or 27.9 percent, to $229 million for the third quarter of fiscal 2015 compared to $179 million for the third quarter of fiscal 2014. Operating income as a percentage of Net sales increased approximately 200 basis points during the third quarter of fiscal 2015 as compared to the third quarter of fiscal 2014. The improvement was primarily driven by improvements in Gross margin, disciplined cost control and a reduction of amortization expense on certain acquisition-related intangible assets.

Adjusted EBITDA increased $35 million, or 15.2 percent, to $265 million for the third quarter of fiscal 2015 compared to $230 million for the third quarter of fiscal 2014. Adjusted EBITDA as a percentage of Net sales increased approximately 120 basis points to 13.2 percent in the third quarter of fiscal 2015 as compared to 12.0 percent in the third quarter of fiscal 2014. The increase in Adjusted EBITDA reflects the continued focus on initiative execution to drive growth in excess of estimates of market growth, category management and the leverage of fixed costs through sales volume increases.

Net income increased $190 million to $250 million for the third quarter of fiscal 2015 compared to $60 million for the third quarter of fiscal 2014.  Net income for the third quarter of fiscal 2015 included $186 million pre-tax gain on the sale of the Power Solutions business unit and $100 million loss on extinguishment and modification of debt.  Net income per diluted share increased $0.94 to $1.24 in the third quarter of fiscal 2015 compared to $0.30 in the third quarter of fiscal 2014.

Adjusted net income increased $51 million, or 62.2 percent to $133 million for the third quarter of fiscal 2015 as compared to an Adjusted net income of $82 million for the third quarter of fiscal 2014.  Adjusted net income per diluted share increased $0.25, or 61.0 percent to $0.66 in the third quarter of fiscal 2015, as compared to $0.41 in the third quarter of fiscal 2014. The increase in Adjusted net income is primarily attributable to sales growth, gross margin expansion, the leverage of fixed costs through sales volume increases, and a reduction in interest expense.

As of November 1, 2015 HD Supply’s combined liquidity of approximately $1,258 million was comprised of $77 million in Cash and cash equivalents and $1,181 million of additional available borrowings under a Senior ABL Facility, based on qualifying inventory and receivables.

Business Unit Performance

Facilities Maintenance

Net sales increased $56 million, or 8.5 percent, to $716 million in the third quarter of fiscal 2015 as compared to $660 million in the third quarter of fiscal 2014.  Adjusted EBITDA increased $10 million, or 7.2 percent, to $149 million during the third quarter of fiscal 2015 as compared to $139 million in the third quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales decreased approximately 30 basis points to 20.8 percent in the third quarter of fiscal 2015 as compared to the third quarter of fiscal 2014.

Waterworks

Net sales increased $10 million, or 1.4 percent, to $705 million in the third quarter of fiscal 2015 as compared to $695 million in the third quarter of fiscal 2014.  Adjusted EBITDA increased $6 million, or 9.4 percent, to $70 million during the third quarter of fiscal 2015 as compared to $64 million in the third quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales increased approximately 70 basis points to 9.9 percent in the third quarter of fiscal 2015 as compared to the third quarter of fiscal 2014.

Construction & Industrial - White Cap

Net sales increased $40 million, or 9.7 percent, to $451 million in the third quarter of fiscal 2015 as compared to $411 million in the third quarter of fiscal 2014.  Adjusted EBITDA increased $13 million, or 37.1 percent, to $48 million during the third quarter of fiscal 2015 as compared to $35 million in the third quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales increased approximately 210 basis points to 10.6 percent in the third quarter of fiscal 2015 as compared to the third quarter of fiscal 2014.

Third-Quarter Monthly Sales Performance

Net sales for August, September and October were $646 million, $605 million and $761 million, respectively. There were 20 selling days in August, 19 selling days in September and 25 selling days in October. Average year-over-year daily sales growth for August, September and October were 5.9 percent, 4.8 percent and 4.8 percent, respectively.

Full Redemption of Second Priority Notes

On October 13, 2015, HD Supply, Inc. redeemed all of its outstanding $675 million 11% Senior Secured Second Priority Notes due 2020 using proceeds from the completion of the previously announced sale of its Power Solutions business. The redemption amount of $783 million included a make-whole premium of approximately $72 million and accrued interest of approximately $37 million.  The reduction in future interest expense is expected to be approximately $75 million annually.

Term Loan Facility Amendment

On August 13, 2015, HD Supply, Inc. amended its Term Loan Facility to replace its $959 million, 4.0%, Secured Term Loans due 2018, with new $850 million, 3.75%, Secured Term Loans due 2021, which is a three year maturity extension.

Preliminary November Sales Results

Preliminary Net sales in November were $534 million which represents 6.0 percent growth versus prior year. Preliminary November year-over-year average daily sales growth by business is Facilities Maintenance 7.4 percent, Waterworks 3.9 percent, and Construction & Industrial - White Cap 11.5 percent. There were 18 selling days in November.

Fourth-Quarter 2015 Outlook

The company anticipates Net sales in the fourth quarter of fiscal 2015 to be in the range of $1,615 million to $1,665 million, Adjusted EBITDA in the range of $160 million to $170 million, and Adjusted net income per diluted share in the range of $0.21 to $0.26. The fourth quarter fiscal 2015 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of 202 million.

Fiscal 2015 Third-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, December 8, 2015 at 8:00 a.m. (Eastern Time) to discuss its third-quarter fiscal 2015 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of Net income with non-GAAP measurements, including Adjusted EBITDA, Adjusted Net income and Adjusted Net income per share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted Net income and Adjusted Net income per share referred to in this press release is included below under “—Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and power and specialty construction sectors. Through approximately 550 locations across 48 states and six Canadian provinces, the company’s approximately 14,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission (the “SEC”), including our annual report on Form 10-K for the fiscal year ended February 1, 2015, and those described from time to time in our other filings with the SEC, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, except share and per share data (Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2015	November 2, 2014	November 1, 2015	November 2, 2014
Net Sales	$2,012	$1,914	$5,740	$5,427
Cost of sales	1,346	1,299	3,835	3,670
Gross Profit	666	615	1,905	1,757
Operating expenses:
Selling, general and administrative	405	390	1,211	1,152
Depreciation and amortization	28	46	84	152
Restructuring	4	—	4	6
Total operating expenses	437	436	1,299	1,310
Operating Income	229	179	606	447
Interest expense	99	115	311	347
Loss on extinguishment & modification of debt	100	0	100	2
Other (income) expense, net	—	(4)	1	(3)
Income from Continuing Operations Before Provision for Income Taxes	30	68	194	101
Provision (benefit) for income taxes	15	28	(155)	41
Income from Continuing Operations	15	40	349	60
Income from discontinued operations, net of tax	235	20	252	36
Net Income	$250	$60	$601	$96
Other comprehensive income (loss) – foreign currency translation adjustment	18	(3)	16	(1)
Total Comprehensive Income	$268	$57	$617	$95

Weighted Average Common Shares Outstanding (thousands)
Basic	197,529	194,288	196,589	193,806
Diluted	201,546	200,151	201,354	199,689

Basic Earnings Per Share(1):
Income from Continuing Operations	$0.08	$0.21	$1.78	$0.31
Income from Discontinued Operations	$1.19	$0.10	$1.28	$0.19
Net Income	$1.27	$0.31	$3.06	$0.50

Diluted Earnings Per Share(1):
Income from Continuing Operations	$0.07	$0.20	$1.73	$0.30
Income from Discontinued Operations	$1.17	$0.10	$1.25	$0.18
Net Income	$1.24	$0.30	$2.98	$0.48

(1)         May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

Amounts in millions, except share and per share data (Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2015	November 2, 2014	November 1, 2015	November 2, 2014
Non- GAAP Financial Data
Adjusted EBITDA	$265	$230	$711	$620
Adjusted Net Income	133	82	296	172

Weighted Average Common Shares Outstanding (thousands)
Basic	197,529	194,288	196,589	193,806
Diluted	201,546	200,151	201,354	199,689

Adjusted Net Income Per Share(1):
Adjusted Net Income Per Share - Basic	$0.67	$0.42	$1.51	$0.89
Adjusted Net Income Per Share - Diluted	$0.66	$0.41	$1.47	$0.86

(1)         May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except share and per share data (Unaudited)

	November 1, 2015	February 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$77	$85
Receivables, less allowance for doubtful accounts of $13 and $14	1,092	868
Inventories	868	784
Deferred tax asset	4	9
Current assets of discontinued operations	—	509
Other current assets	37	43
Total current assets	2,078	2,298
Property and equipment, net	327	340
Goodwill	2,869	2,869
Intangible assets, net	134	145
Non-current assets of discontinued operations	—	295
Other assets	78	113
Total assets	$5,486	$6,060

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$651	$510
Accrued compensation and benefits	129	144
Current installments of long-term debt	9	34
Current liabilities of discontinued operations	—	217
Other current liabilities	188	230
Total current liabilities	977	1,135

Long-term debt, excluding current installments	4,385	5,223
Deferred tax liabilities	142	166
Other liabilities	108	296
Total liabilities	5,612	6,820

Stockholders’ equity (deficit):
Common stock, par value $0.01; 1 billion shares authorized; 199.4 million and 196.0 million shares issued and outstanding at November 1, 2015 and February 1, 2015, respectively	2	2
Paid-in capital	3,887	3,818
Accumulated deficit	(4,002)	(4,540)
Accumulated other comprehensive loss	(12)	(28)
Treasury stock, at cost, 0.04 million and 0.4 million shares at November 1, 2015 and February 1, 2015, respectively	(1)	(12)
Total stockholders’ equity (deficit)	(126)	(760)
Total liabilities and stockholders’ equity (deficit)	$5,486	$6,060

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions (Unaudited)

	Nine Months Ended
	November 1, 2015	November 2, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$601	$96
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	106	187
Provision for uncollectibles	5	6
Non-cash interest expense	18	19
Payment of interest & discounts upon extinguishment of debt	(12)	(1)
Loss on extinguishment & modification of debt	100	2
Gain on sale of business	(186)	—
Stock-based compensation expense	14	12
Deferred income taxes	(15)	43
Other	(2)	—
Changes in assets and liabilities:
(Increase) decrease in receivables	(248)	(264)
(Increase) decrease in inventories	(124)	(96)
(Increase) decrease in other current assets	4	26
Increase (decrease) in accounts payable and accrued liabilities	93	85
Increase (decrease) in other long-term liabilities	(181)	6
Net cash provided by (used in) operating activities	173	121
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(61)	(92)
Proceeds from sales of property and equipment	2	3
Proceeds from sale of business, net	810	—
Net cash provided by (used in) investing activities	751	(89)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	55	40
Purchase of treasury shares	(51)	(40)
Borrowings of long-term debt	287	20
Repayments of long-term debt	(1,150)	(27)
Borrowings on long-term revolver debt	784	524
Repayments on long-term revolver debt	(850)	(554)
Debt issuance and modification costs	(6)	(3)
Other financing activities	1	—
Net cash provided by (used in) financing activities	(930)	(40)
Effect of exchange rates on cash and cash equivalents	(2)	—
Increase (decrease) in cash and cash equivalents	$(8)	$(8)
Cash and cash equivalents at beginning of period	85	115
Cash and cash equivalents at end of period	$77	$107

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions (Unaudited)

Three Months Ended November 1, 2015	Facilities Maintenance	Waterworks	Construction & Industrial - White Cap	Corporate & Other	Total Continuing Operations
Net Sales	$716	$705	$451	$140	$2,012
Adjusted EBITDA	149	70	48	(2)	265
Depreciation(i) & Software Amortization	11	3	5	6	25
Other Intangible Amortization	1	1	1	1	4

Three Months Ended November 2, 2014
Net Sales	$660	$695	$411	$148	$1,914
Adjusted EBITDA	139	64	35	(8)	230
Depreciation(i) & Software Amortization	12	2	5	8	27
Other Intangible Amortization	16	1	4	0	21

Nine Months Ended November 1, 2015
Net Sales	$2,084	$1,977	$1,270	$409	$5,740
Adjusted EBITDA	427	181	123	(20)	711
Depreciation(i) & Software Amortization	34	8	18	17	77
Other Intangible Amortization	4	2	1	4	11

Nine Months Ended November 2, 2014
Net Sales	$1,950	$1,911	$1,144	$422	$5,427
Adjusted EBITDA	387	162	90	(19)	620
Depreciation(i) & Software Amortization	37	7	16	20	80
Other Intangible Amortization	56	3	14	3	76

(i)                                     Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income as a measure of operating performance. In addition, we present Adjusted net income to measure our overall profitability as we believe it is an important measure of our performance. Adjusted net income is not a recognized term under GAAP and does not purport to be an alternative to Net income as a measure of operating performance. Adjusted net income is defined as Net income less Income (loss) from discontinued operations, net of tax, further adjusted for certain non-cash, non-recurring or unusual items, net of tax. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of

Adjusted EBITDA and Adjusted net income may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the fourth quarter of fiscal 2015 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Nine Months Ended
	November 1, 2015	November 2, 2014	November 1, 2015	November 2, 2014
Net income	$250	$60	$601	$96
Less income from discontinued operations, net of tax	235	20	252	36
Income from continuing operations	$15	$40	$349	$60
Interest expense	99	115	311	347
Depreciation and amortization (i)	29	48	88	156
Provision (benefit) for income taxes (ii)	15	28	(155)	41
Stock-based compensation	4	3	14	12
Restructuring (iii)	4	—	4	6
Loss on extinguishment & modification of debt (iv)	100	—	100	2
Costs related to public offerings (v)	—	1	1	2
Other	(1)	(5)	(1)	(6)
Adjusted EBITDA	$265	$230	$711	$620

(i)                                    Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(ii)                                During the nine months ended November 1, 2015, the Company recorded a reduction in unrecognized tax benefits as a result of IRS and state audit settlements.

(iii)                            Represents severance, relocation costs, and other costs incurred to strategically align the Company’s workforce.

(iv)                              Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(v)                                  Represents the costs expensed in connection with the secondary offerings of the Company’s common stock by certain of the Company’s stockholders.

Adjusted Net Income

The following table presents a reconciliation of Net income, the most directly comparable financial measure under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Nine Months Ended
	November 1, 2015	November 2, 2014	November 1, 2015	November 2, 2014
Net income	$250	$60	$601	$96
Less income from discontinued operations, net of tax	235	20	252	36
Income from continuing operations	15	40	349	60
Provision (benefit) for income taxes (i)	15	28	(155)	41
Cash paid for income taxes	(5)	(3)	(14)	(10)
Amortization of acquisition-related intangible assets (other than software)	4	21	11	76
Restructuring (ii)	4	—	4	6
Loss on extinguishment & modification of debt (iii)	100	—	100	2
Costs related to public offerings (iv)	—	1	1	2
Other	—	(5)	—	(5)
Adjusted net income	$133	$82	$296	$172

(i)                                    During the nine months ended November 1, 2015, the Company recorded a reduction in unrecognized tax benefits as a result of IRS and state audit settlements.

(ii)                                Represents severance, relocation costs, and other costs incurred to strategically align the Company’s workforce.

(iii)                            Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iv)                              Represents the costs expensed in connection with the secondary offerings of the Company’s common stock by certain of the Company’s stockholders.